Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2007, in Amendment No. 2 (except Note 1, as to which the date is      , 2007) to the Registration Statement (Form S-1 No. 333-141700) and related Prospectus of Amicus Therapeutics, Inc. for the registration of shares of its common stock.
Ernst & Young LLP
MetroPark, New Jersey
The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 1 to the financial statements.
/s/ Ernst & Young LLP
MetroPark, New Jersey
May 16, 2007